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                                                                  Exhibit(d)(3)


                              EMPLOYMENT AGREEMENT

                                    ([NAME])

         This EMPLOYMENT AGREEMENT (this "Agreement") is made as of November 6, 2000 between VerticalNet, LLC, a Delaware limited liability company (the "Company"), SierraCities.com Inc., a Delaware corporation ("SierraCities"), and [name](the "Employee").

                                    RECITALS

         WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") made as of November 6, 2000 by and among VerticalNet, Inc., a Pennsylvania corporation ("VerticalNet"), Truckee Acquisition Corp. ("Merger Sub"), a Delaware corporation, and SierraCities, Merger Sub shall be merged with and into SierraCities, and SierraCities shall become a wholly owned subsidiary of VerticalNet.

         WHEREAS, the Company is a wholly owned subsidiary of VerticalNet;

         WHEREAS, the Employee has served as an officer of SierraCities prior to the execution of the Merger Agreement;

         WHEREAS, the Company intends to establish VerticalNet Credit as a division of the Company that will be the successor to the business of SierraCities ("VerticalNet Credit") after completion of the transactions described in the Merger Agreement;

         WHEREAS, the Company wishes to assure itself of the services of the Employee for the period provided in this Agreement; and

         WHEREAS, the Employee is willing to serve in the employ of the Company on a full-time basis for such period.

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. EMPLOYMENT. This Agreement shall become effective on the closing date of the exchange offer under the Merger Agreement (the "Effective Date"). During the term of employment under this Agreement (the "Employment Term"), the Employee shall be the [title] of VerticalNet Credit and shall perform such duties as are assigned by the Board of Directors of the Company (the "Board"), or the Board's designee. The Employee's principal place of employment shall be in the Houston, Texas metropolitan area.

2.       PERFORMANCE.

         2.1 The Employee shall devote substantially all of his business efforts to the performance of his duties hereunder. Notwithstanding the foregoing, the Employee may (i) serve on no more than three corporate, civic or charitable boards or committees or (ii) manage Employee's personal investments, so long as such activities under (i) and (ii) do not materially interfere with Employee's responsibilities hereunder.
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         2.2      The Employee shall at all times comply with the policies and procedures adopted by the Company for its employees, including without limitation the procedures and policies adopted by the Company regarding conflicts of interest and VerticalNet's policy regarding trading of its Common Stock (the "VerticalNet Common Stock") by its employees.

3. TERM. The Employment Term of this Agreement shall commence on the Effective Date and shall continue for a term of 3 years, unless otherwise terminated in accordance with Section 10 hereof.

4. BASE COMPENSATION. For all services rendered by the Employee hereunder, the Company shall pay the Employee an annual salary for each full year of the Employment Term (the "Salary"), payable in installments at such times as the Company customarily pays its employees (but in any event no less often than monthly). The Salary shall be at the initial rate of $_______ (the "Initial Salary"). The Salary shall be reviewed at least annually by the Board or its designee to determine if any change is appropriate, which change shall be in the sole discretion of the Board or its designee; provided, however, that the Salary shall never be less than the Initial Salary. The Employee alone shall be responsible for the payment of all federal, state and local taxes in respect of the payments to be made and benefits to be provided under this Agreement or otherwise (except to the extent withheld by the Company), provided, however, that the Employee shall not be responsible for the Company's share of payments to be made by the Company under applicable law, including, without limitation, the Company's portion of FICA.

5.       OTHER BENEFITS.

         5.1 Standard Benefits. The Employee shall be entitled to participate in and receive any fringe benefits customarily provided by the Company to its employees of comparable standing with the Employee (including, but not limited to, any profit-sharing, pension, hospital, major medical insurance, group life insurance plans and paid vacation in accordance with the terms of such plans).

         5.2 Bonus. Employee shall be entitled to participate in any annual incentive compensation programs established by the Company for its employees generally, based on achievement of annual individual or business performance objectives specified and approved by the Board (or its designee) in its sole discretion, with a target amount equal to 40% of the Salary (the "Bonus").

         5.3      Option-Based Compensation.

                  5.3.1 Effective as of the Effective Date, the Employee shall receive a grant of options to purchase _______ shares of VerticalNet Common Stock pursuant to the VerticalNet, Inc. Equity Compensation Plan for Employees (1999) or the VerticalNet, Inc. 2000 Equity Compensation Plan. Such options shall be subject to a 3 year vesting schedule based on 28% after one year from grant date, and 3% per month thereafter.

                  5.3.2 Effective as of the Effective Date, the Employee shall receive a grant of options to purchase _______ shares of VerticalNet Common Stock pursuant to the VerticalNet, Inc. Equity Compensation Plan for Employees (1999) or the VerticalNet, Inc. 2000 Equity Compensation Plan. Such options shall vest in full 5 years from the date of grant, subject to earlier vesting upon the achievement of performance milestones.

         5.4      [Bonus provision].

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6.       EXPENSES. The Employee shall be reimbursed for the reasonable business expenses incurred by him in connection with his performance of services hereunder during the Employment Term to the extent that such expenses are customarily paid to employees of the Company upon presentation of an itemized account and written proof of such expenses.

7.       CONFIDENTIAL INFORMATION.

         7.1 The Employee agrees that the Confidential Information (as defined in Section 7.4) is the Company's exclusive property and shall not be copied or removed from the Company's premises except for the purpose of Company business.

         7.2 The Employee will not, without the Company's prior written permission, disclose to anyone outside of the Company or use in other than the furtherance of the Company's business, either during or after the term of his employment with the Company, any Confidential Information. If the Employee leaves the employ of the Company, the Employee will return all copies of any Confidential Information to the Company.

         7.3 The Employee will hold all third-party confidential or proprietary information in the strictest confidence and do all such things as the Company requests of the Employee and as are legally permissible and commercially reasonable for the Employee to do in order for the Company to comply with the provisions of all contracts to which the Company is a party.

         7.4 For purposes of this Agreement, "Confidential Information" shall mean confidential or other proprietary information received by the Employee that is generated by, or utilized in the operations of, the Company, including, without limitation, hardware and software designs and code, product specifications and documentation, business and product plans, customer lists and other confidential business information. Confidential Information shall not include information that becomes public knowledge without any action by, or involvement of, the Employee.

8.       ASSIGNMENT OF INVENTIONS AND ORIGINAL WORKS.

         8.1 The Employee hereby assigns to the Company, or to any party designated by the Company, the entire right, interest and title to all Developments (as defined in Section 8.3) made, conceived or first reduced to practice solely or jointly by the Employee, whether or not such Developments are patentable, copyrightable or developed during normal working hours, which (i) were made, conceived or first reduced to practice in the course of performance of the Employee's employment duties, or with the use of the Company's time, materials, funds or facilities, or (ii) are related to information, technology or investigations of the Company to which the Employee has access as part of work for the Company. The Employee acknowledges that all original works of authorship which are made by the Employee within the scope of his Employment and which are protectable by copyright are "works made for hire," within the meaning of 17 U.S.C. Section 101.

         8.2      In connection with any of the Developments assigned by Section
8.1 hereof, the Employee will (i) promptly disclose them to the Company and (ii) on request of the Company, promptly execute an assignment to the Company and do anything else necessary to enable the Company to secure a patent, copyright or other form of protection therefor. The Employee waives and releases, to the extent permitted by law, all rights to the foregoing.

         8.3 For purposes of this Agreement, "Developments" shall mean any idea, invention, improvement, design of a useful article (whether the design is ornamental or otherwise),

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computer program (including source and object code), data base, documentation and original works of authorship.

9.       NON-COMPETITION AND NON-SOLICITATION.

         9.1 During [term of non-compete], the Employee shall not, directly or indirectly, own, manage, operate, finance, join, control or otherwise participate in the ownership, management, operation, financing or control of, or in any way be connected as an officer, employee, partner, principal, agent, representative, or consultant, or otherwise with, any business or enterprise engaged anywhere in the world (i) in any business in which SierraCities was engaged on the date hereof, including but not limited to the business of equipment leasing and developing and operating on-line equipment leasing, commercial leasing and business financing, or (ii) in the ownership or operation of a business in which VerticalNet Credit is engaged during the Employment Term, nor shall the Employee assist any person that shall be engaged in any such foregoing business activities. The foregoing restriction, however, shall not restrict the Employee's ability to own, as a passive investment, up to 5% of any entity whose equity securities are traded on NASDAQ or on any other national securities exchange. In addition, during [term of non-compete], the Employee shall not solicit any employee of the Company for the purposes of having any such employee terminate his or her employment with the Company. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. The Employee acknowledges that this Section 9.1 has been negotiated by the parties.

         9.2 The Employee acknowledges and understands that (i) the Company is, and will be, relying upon the covenants made by the Employee in Section 9.1 in entering into this Agreement, (ii) that any violation of the restrictions contained in Section 9.1 will result in irreparable injury to the Company, (iii) the covenants contained in Section 9.1 are reasonable as to geographic and temporal scope, (iv) that the Company competes in the Business in which it is currently engaged and that Confidential Information known by the Employee makes it necessary for the Company to restrict the Employee's activities in all markets where the Company competes and where the Employee's access to Confidential Information and other proprietary information could be used to the detriment of the Company, and (v) the Employee has the skills and training to be able to continue to earn a livelihood without violating the terms of the covenants contained in Section 9.1.

         9.3 The terms of this Section 9 shall apply to any person controlled by the Employee to the same extent as if it were a party hereto, and each such party shall take whatever actions may be necessary to cause any such party to adhere to the terms of this Section 9.

10. TERMINATION. The Employment Term, the Salary and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Section 10):

         10.1 Disability. If the Employee becomes totally disabled (as defined below), thereafter the Company shall have no further liability or obligation to the Employee hereunder except as follows: the Employee shall receive (i) any unpaid Salary that has accrued through the date of termination,
(ii) continued Salary for three months following the date Employee is considered totally disabled, (iii) a payment equal to a pro-rata portion of any then applicable Bonus for the calendar year in which the Employee becomes totally disabled (i.e., if in 2001, the

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Employee becomes totally disabled on the 100th day of the calendar year and the targets necessary to earn a Bonus are achieved in such year (as a result of the efforts of the Employee's successor or otherwise), the Employee would be entitled to 100/365th's of the Bonus that the Employee would have been entitled to had the Employee not become totally disabled), payable in accordance with the terms of the then applicable Bonus, and (iv) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company. For the purposes hereof, the Employee shall be deemed to be "totally disabled" if the Employee is considered totally disabled under VerticalNet's group disability plan in effect at that time, if any, or in the absence of any such plan, under applicable Social Security regulations. In the event that any dispute arises as to the disability of the Employee under this Section 10.1, the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be final.

         10.2 Death. If the Employee dies, thereafter the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or through the Employee except (i) that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination and a payment equal to a pro-rata portion of any then applicable Bonus actually paid for the calendar year in which the Employee dies, calculated in the same manner as the example set forth in Section 10.1 hereof, and (ii) to the extent the Company may have obligations remaining under the benefit agreements described in Section 5.1.

         10.3 Termination for "Cause". If the Company terminates the Employee for "cause" immediately upon notice from the Company, and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination. For purposes of this Agreement, "cause" shall mean (i) the material breach by the Employee (other than by reason of illness, injury or incapacity) of the Employee's obligations under this Agreement (including, without limitation, the Confidential Information, Assignment of Inventions and Original Works, Non-Competition and Non-Solicitation in Sections 7, 8 and 9 above), that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details thereof,
(ii) the appropriation (or attempted appropriation) of a material business opportunity of VerticalNet or its affiliate companies, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of VerticalNet or its affiliate companies, (iii) the misappropriation (or attempted misappropriation) of any of the funds or property of VerticalNet or its affiliate companies, (iv) willful misconduct or material neglect of the Company's or VerticalNet Credit's business, after written notice thereof and a 30 day opportunity to cure, (v) conviction of a felony or other crime involving moral turpitude, or (vii) habitual insobriety.

         10.4 Termination Without "Cause". The Company may terminate the Employee without "cause" at any time by giving the Employee written notice of termination. [Under such circumstances, the Employee shall not be entitled to any compensation under this Agreement and the shall not be required to adhere to the covenants against non-competition contained in the first sentence of Section 9.1; provided, however, if the Employee executes and delivers to the Company (after notice of termination but before 30 days after termination) a release, in the form attached as Exhibit "A", by which the Employee releases VerticalNet and its affiliate companies from any obligations and liabilities of any type whatsoever, except for the Company's obligation to provide the Severance Payment, and except to the extent the Company may have obligations remaining under the benefit agreements described in Section 5.1, or under Section 6 of this Agreement, then (1) the Company will pay to the Employee lump sum severance payment within

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30 days of termination in the amount set forth on Exhibit "B" (the "Severance
Payment"), and (2) the Employee will remain subject to the to the covenants against non-competition contained in the first sentence of Section 9.1 for such period of time, not to exceed 18 months, from the termination date until the then final date of the Employment Term. The parties hereto acknowledge that the Severance Payment to be provided under this Section 10.4 is to be provided in consideration for the above-specified release. ]

         10.5 [Termination for "Good Reason". The Employee may terminate the Agreement for "good reason" (as defined below) at any time by giving the Company written notice of termination. Under such circumstances, the Employee shall not be entitled to any compensation under this Agreement and the shall not be required to adhere to the covenants against non-competition contained in the first sentence of Section 9.1; provided, however, if the Employee executes and delivers to the Company (after notice of termination but before 30 days after termination) a release, in the form attached as Exhibit "A", by which the Employee releases VerticalNet and its affiliate companies from any obligations and liabilities of any type whatsoever, except for the Company's obligation to provide the Severance Payment, and except to the extent the Company may have obligations remaining under the benefit agreements described in Section 5.1, or under Section 6 of this Agreement, then (1) the Company will pay to the Employee a lump sum severance payment within 30 days of termination in the amount set forth on Exhibit "B" (the "Severance Payment"), and (2) the Employee will remain subject to the to the covenants against non-competition contained in the first sentence of Section 9.1 for such period of time, not to exceed 18 months, from the termination date until the then final date of the Employment Term. The parties hereto acknowledge that the Severance Payment to be provided under this
Section 10.5 is to be provided in consideration for the above-specified release. For purposes of this Agreement, "good reason" shall mean (a) the transfer, without the Employee's prior written consent, to a location that is more than 50 miles from Houston, Texas, or (b) the removal (which includes being placed on administrative leave for more than 30 days) from the Employee's position as President of VerticalNet Credit, except for "cause" (as defined in Section 10.3 hereof) or by reason of the Employee's "disability" (as defined in Section 10.1 hereof).]

11. OFFSET. VerticalNet or the Company, in addition to all other rights and remedies, shall have the right to offset against all moneys due to the Employee any sums actually due to VerticalNet or its affiliate companies from the Employee under this Agreement or under the terms of the Purchase Agreement, provided that the Employee shall be given notice of the sums actually due five days prior to such offset. If the Employee fails to pay the amount set forth on such notice prior to the end of the five-day period, VerticalNet or the Company shall have the right to offset against all moneys due to VerticalNet its affiliate companies.

12.      REMEDIES.

         12.1 The parties hereto acknowledge that the remedy at law for breaches of any provision in this Agreement may cause irreparable harm to the non-breaching party, that the non-breaching party's remedies at law for such breach may be inadequate, and that upon any such breach or threatened breach, the non-breaching party may seek injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the breaching party's obligations under the applicable provisions. Subject to the remainder of this Section 12, the rights conferred upon the non-breaching party by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which the non-breaching party may have at law, in equity or otherwise.

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         12.2     Except as otherwise provided in this Agreement, any disputes between the Employee and the Company arising out of this Agreement with the Company or the termination of his employment, including, without limitation any claim of discrimination under state or federal law, shall be resolved by an impartial arbitrator in Houston, Texas pursuant to the Rule for Resolution of Employment Disputes of the American Arbitration Association ("AAA") provided that the parties shall have available to them all rights to conduct discovery available to opposing parties in federal district court litigation in the Eastern District of Texas. The arbitrator shall be selected by agreement between the Employee and the Company, but if they do not agree on the selection of an arbitrator within 30 days after the date of a request for arbitration, the arbitrator shall be selected pursuant to the rules of the AAA. The award rendered by the arbitrator shall be conclusive, final and binding upon the Employee and the Company. Each party shall pay its own expenses for the arbitration and the fee and expenses of the arbitrator shall be shared equally.

         12.3 In the event of a lawsuit by either party to enforce an arbitral award pursuant to clause 12.2 above, the prevailing party shall be entitled to recover all reasonable costs, expenses and reasonable attorney's fees from the other party.

13.      GENERAL.

         13.1 The terms of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania.

         13.2 For purposes of Section 12, the term "Company" shall be deemed to include any incorporated or unincorporated subsidiaries or affiliates of VerticalNet and any subsidiaries thereof.

         13.3 All notices given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by facsimile or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

                           To the Company:

                           VerticalNet, LLC
                           700 Dresher Road, Suite 100
                           Horsham, Pennsylvania 19044
                           Attn: Michael J. Hagan
                           FAX:

                           with a required copy to:

                           VerticalNet, Inc.
                           700 Dresher Road
                           Horsham, PA  19044
                           FAX: (215) 658-1872
                           E-Mail:  legal@verticalnet.com
                           Attention:  General Counsel

                           To the Employee:

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                           [name]


                           with a required copy to:

                           Kent Jonas, Esq.
                           Thelen, Reid & Priest
                           101 Second Street, 18th
                           San Francisco, CA  94105
                           E-mail: kjonas@thelenreid.com

         13.4 This Agreement sets forth the entire understanding among the parties hereto, and effective as of and conditioned upon Effective Date, shall supercede all prior employment, severance and change of control agreements and any related agreements (including, without limitation, the Employment Agreement dated as of [date] between Employee and SierraCities (the "Prior Employment Agreement")) between SierraCities or any subsidiary, or any predecessor company, on the one hand and the Employee on the other hand. At the Effective Date, all such agreements (including the Prior Employment Agreement) shall terminate and be of no further force and effect with no payment of any kind having been made or triggered for severance, change of control or termination. In the event the Merger Agreement shall terminate without becoming effective, this Agreement shall terminate and be of no force and effect.

         13.5 This Agreement may not be modified or amended in any way except upon written amendment executed by the Employee and approved by the Company; provided, however, this Agreement may not be amended prior to the Effective Date except by an instrument in writing signed on behalf of the Employee, the Company, VerticalNet and SierraCities. Without limitation, nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company beyond the expiration of the Employment Term.

         13.6 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

         13.7 Notwithstanding the termination of this Agreement and of the Employee's employment by the Company, including but not limited to by virtue of
Section 12, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

         13.8 No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

         13.9 If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

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         13.10    All section headings are for convenience only and shall not define or limit the provisions of this Agreement.

         13.11 NOTWITHSTANDING ANYTHING TO THE CONTRARY PROVIDED HEREIN, THIS AGREEMENT SHALL BECOME EFFECTIVE ON THE CLOSING DATE UNDER THE PURCHASE AGREEMENT. IN THE EVENT THE CLOSING DATE SHALL NOT OCCUR AND THE PURCHASE AGREEMENT IS TERMINATED IN ACCORDANCE WITH ITS TERMS, THIS AGREEMENT SHALL BE VOID AB INITIO AND OF NO FORCE OR EFFECT.

         13.12 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.


                [Remainder of this page intentionally left blank]

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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

                                        VERTICALNET, LLC:



                                        By:
                                                 -------------------------------
                                                 Name:
                                                 Title:



                                        SIERRACITIES.COM INC.



                                        By:
                                                 -------------------------------
                                                 Name:
                                                 Title:



                                        EMPLOYEE:


                                                 -------------------------------
                                                 Name:


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                                   EXHIBIT "A"

                        CONFIDENTIAL SEPARATION AGREEMENT

                               AND GENERAL RELEASE


         THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE, entered into on this ____ day of ________________, by and between VerticalNet, LLC. (the "Company") and _______________________ ("Executive").

         WHEREAS, the Company and Executive previously entered into an Employment Agreement dated November 6, 2000 (the "Employment Agreement"); and

         WHEREAS, Executive has terminated employment as of _____________; and

         WHEREAS, the Company and Executive wish to enter into this agreement (referred to as the "Release") to provide for a mutual release as to any claims including, without limitation, claims that might be asserted by Executive under the Employment Agreement and the Age Discrimination in Employment Act, as further described herein;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. The Company and Executive hereby agree that Executive's termination of employment shall be effective on __________________.

         2. Notwithstanding Executive's termination of employment and the termination of the Employment Agreement, in consideration of the release provided by Executive under Paragraph 4 below, the Company shall pay or cause to be paid or provided to Executive, subject to applicable employment and income tax withholdings and deductions, all amounts and benefits required under Section 10 of the Employment Agreement.

         3. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise, to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive in the future.

         4. In full and complete settlement of any claims that Executive may have against the Company, including any possible violations of the Age Discrimination in Employment Act, 29 U.S.C. Section 621, ("ADEA") in connection with Executive's termination of employment, and for and in consideration of the undertakings of the Company described herein, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, and their respective successors

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and assigns, heirs, executors and administrators (hereinafter all included within the term the "Company"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which Executive's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment to the date of this Release; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship, the Employment Agreement and his termination from that employment relationship, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under ADEA, the Pennsylvania Human Relations Act, 43 P.C.S.A. Section 951 et seq. ("PHRA"), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq. ("Title VII"), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq. ("ERISA"), the Rehabilitation Act of 1973, the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq. ("ADA"), the Family and Medical Leave Act, and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that nothing herein shall preclude Executive from joining the Company, and the Company shall defend and indemnify Executive, in any action brought against him which arises out of actions taken within the scope of his employment by the Company and for which he would have been indemnified pursuant to the bylaws of the Company as of the date hereof, unless later limited in accordance with applicable law, or under applicable law (in which case he shall notify the Company within five business days after receiving service of process as to the commencement of the action and give the Company the right to control the defense of any such action). Notwithstanding the foregoing, nothing contained herein shall prevent Executive from requiring the Company to fulfill its obligations hereunder, under Section 10 of the Employment Agreement or under any employee plan, as defined in Section 3(3) of ERISA, maintained by the Company and in which Executive participated.

         5. Executive further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief against the Company, involving any matter occurring at any time in the past up to the date of this Release, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Release, including any charge of discrimination under ADEA, Title VII, the Workers' Compensation Act or state or local laws. In addition, Executive further agrees and covenants that should he, or any other person, organization or entity on his behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief, despite his agreement not to do so hereunder, or should he otherwise fail to abide by any of the terms of this Release, then the Company will be relieved of all further obligations owed hereunder, he will forfeit all monies paid to him hereunder (including without limitation all amounts and benefits required under the Employment Agreement) and he will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

         6. Executive hereby agrees and acknowledges that under the Employment Agreement, the Company has agreed to provide him with compensation that is in addition to any amounts to which he otherwise would have been entitled in the absence of the Employment Agreement, and that such additional compensation is sufficient to support the covenants and agreements by Executive herein.

         7. Executive further agrees and acknowledges that the undertakings of the Company as provided in this Release are made to provide an amicable conclusion of Executive's employment by the Company and, further, that Executive will not require the Company to publicize anything to the contrary. Executive and the Company, its officers and directors, will not disparage the name, business reputation or business practices of the other. In addition, by signing this Release, Executive agrees not to pursue any internal grievance with the Company.

         8. Executive hereby certifies that he has read the terms of this Release, that he has been advised by the Company to consult with an attorney and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Release of his own volition, without any threat, duress or coercion and with a full understanding of its terms and effects and with the intention, as expressed in Paragraph 4 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him provided the Company meets all of its obligations under this Release. The Company has made no representations to Executive concerning the terms or effects of this Release other than those contained in this Release.

         9. Executive hereby acknowledges that he was presented with this Release on ___________________, and that he was informed that he had the right to consider this Release and the release contained herein for a period of twenty-one (21) days prior to execution. Executive also understands that he has the right to revoke this Release for a period of seven (7) days following execution, by giving written notice to the Company at 700 Dresher Road, Horsham, PA 19044, in which event the provisions of this Release shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

         10. This Release shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

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         IN WITNESS WHEREOF, the parties hereto have executed this Release on the day and year first above written.



                                           VERTICALNET, LLC

                                           By:
                                              ----------------------------------

                                           Name:

EXECUTIVE


----------------------------

Name:


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